Exhibit 99.1

Jerash Reports $0.07 GAAP EPS Fiscal First Quarter, Enters PPE Market

Expands New Customer Sales

Increased Outlook for Fiscal Second Quarter

Fairfield, New Jersey – August 13, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today reported results for its first quarter of fiscal year 2021, ended June 30, 2020.

First Quarter of Fiscal 2021 and Recent Highlights

●	Increased sales to new global brand customers won in fiscal 2020 in both dollar value and as a percentage of sales;

●	Entered the personal protective equipment (PPE) market, including shipments of initial orders to customers and a rapidly growing pipeline of orders and prospective orders;

●	Received approvals to export various PPE products to Europe, the Middle East and the United States;

●	Reported $18.7 million in revenue, a decrease of 17.0% from the prior-year first quarter, reflecting higher than anticipated reinstatement of customer orders during the COVID-19 pandemic;

●	Reported GAAP net income of $0.8 million, or $0.07 per diluted share, compared with net income of $1.5 million, or $0.14 per diluted share in the prior-year first quarter; and

●	Ended the quarter with cash of $18.5 million and working capital of $48.7 million.

Management Commentary

Sam Choi, Chairman and Chief Executive Officer, stated: “Jerash posted stronger than anticipated first quarter revenue as customers reinstated orders and prioritized production in Jordan to maximize the benefit of our duty-free status. We also shipped increased order volumes to new customers won in the past year, further diversifying our customer base and positioning Jerash for additional growth.

“We also made important progress on strategic initiatives, including entry into the high-quality face mask and PPE markets. Our new PPE subsidiary has now shipped initial orders to multiple customers and has a rapidly growing book of new orders and prospective orders from a variety of customers for export to Europe, the Middle East and North America. We are also in the process of securing clearances from the US Food and Drug Administration to further expand the products we can ship to the US and other markets. We are actively seeking acquisition candidates to bring additional scale, customer relationships and technical capabilities to Jerash, including both traditional garments and the PPE sectors. With $18.5 million of cash on our balance sheet, no debt and $48.7 million in working capital deployed to fuel our business, we are well positioned to pursue these opportunities ahead.

“For our September quarter, we expect to report sequential revenue growth and further expansion of new customer order activity. We also expect to report sequential improvement in gross margins through increased utilization of our factory capacity. We also remain vigilant in protecting our workers, with additional safety measures in place and no COVID-19 cases reported to date at our facilities.”

PPE Production Update

Jerash has commenced shipments of both branded (washable) and disposable face masks to customers and is currently launching sales in additional PPE categories, including medical scrubs and surgical gowns. The Company is using both internal and partnership initiatives, including subcontract manufacturing capabilities, in order to produce PPE for certain markets, including Europe, the Middle East, and the United States.

In order to advance its PPE market development efforts, Jerash incorporated a new entity, Jerash The First Medical Supplies Manufacturing Company Limited, which has received temporary permission from Jordan’s Food and Drug Administration to manufacture and export non-surgical PPE. This subsidiary has already accepted subcontracting orders of surgical masks and medical gowns for customers in Jordan, the Middle East and Europe beginning in July 2020. Jerash intends to pursue additional certifications and partnerships, including US FDA approvals, for this subsidiary and is presently engaged in these efforts.

First Quarter of Fiscal 2021 Financial Results and Second Quarter Outlook

“First quarter revenue demonstrated rapid reinstatement of orders initially suspended during the COVID-19 pandemic by our existing customers plus the addition of new orders from customers won over the past year,” said Gilbert Lee, Chief Financial Officer. “Building on this momentum, we expect fiscal second quarter sales and margins to improve sequentially as factory utilization and bookings continue to increase. For the quarter ending September 30, we anticipate revenue of about $25 million, or 34% sequential growth over the first quarter, subject to potential adjustments in delivery schedules. This estimate does not include certain orders that may ship in the last week of September or sales from additional PPE activity.”

For the first quarter of fiscal 2021, Jerash reported revenue of $18.7 million, a decrease of 17.0% from $22.5 million in fiscal 2020. The decrease in sales reflected the impact of the global COVID-19 pandemic on Jerash’s customers. A number of Jerash’s customers initially cancelled or deferred orders originally scheduled for the June quarter. Subsequently, most of these orders were reinstated for delivery in the second or third quarter as customers prioritized their supply chains, resulting in increased revenue activity as the quarter progressed. A portion of the revenue decline was offset by a 15.5% increase in sales to new customers won in fiscal 2020, advancing Jerash’s goal to further diversify its customer base.

Gross margin for the first quarter was 16.3%, compared with 20.0% in the first quarter of fiscal 2020. Gross margin was primarily impacted by reduced factory utilization and workforce disruptions due to the shelter in place orders as part of Jordan’s response to the COVID-19 pandemic. Production volumes have risen since May, and the full workforce is now allowed by the Jordanian government to return to work.

Operating expenses for the first quarter of fiscal 2021 were $1.9 million, a decline of 27.9% compared with $2.6 million in the first quarter of fiscal 2020. Operating expenses included lower selling costs as well as general and administrative cost reductions implemented by the company in response to the COVID-19 pandemic.

Operating income for the first quarter was $1.2 million, compared with $1.9 million in the first quarter of fiscal 2020.

GAAP net income for the first fiscal quarter was $0.8 million, or $0.07 per diluted share, a decrease from net income of $1.5 million, or $0.14 per diluted share in the first quarter of the prior year.

COVID-19 Update

Jerash was impacted in both the March and June quarters by business closure mandates across the country of Jordan beginning March 18. As a result of the shutdown, shipments were delayed and production at the factories halted until the government approved re-opening. Jerash’s dormitory workforce was allowed to resume production within the industrial zone on April 4, but local employees were not allowed to return until June 1. Jerash enacted a number of additional screening, cleaning and monitoring programs designed to protect the health and well-being of its workforce. Jerash has been recognized as a model employer by the country of Jordan for its efforts, and no cases of COVID-19 were reported among its Jordanian employees.

Balance Sheet, Cash Flow and Dividends

Working capital increased by $0.6 million sequentially, to $48.7 million at June 30, compared with $48.1 million as of March 31, 2020. Cash and restricted cash at June 30, 2020 was $18.5 million, compared with $16.9 million at June 30. 2019. Inventory was $18.1 million, primarily comprised of fabric, work in progress and finished garments, and accounts receivable were $15.9 million.

Said Lee: “Cash flows improved by approximately $800,000 year-over-year in the first quarter, which is traditionally a seasonal high quarter for inventory and accounts receivable due to customer order patterns. As of August 12, the Company had collected more than 80% of our June 30 receivables balance, consistent with prior years.”

Jerash approved payment of a regular quarterly dividend of 5 cents per share on the Company’s common stock on or about August 24, 2020, to stockholders of record on August 17, 2020.

Conference Call

The Company will conduct a conference call and webcast to review its fiscal first quarter 2021 results on Thursday, August 13, 2020, at 10:00 a.m. ET. Interested parties can access the call by dialing +1-862-298-0970. Callers should dial in at least 5 minutes prior to the call start time. A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, New Balance, G-III, VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, etc.). Its production facilities comprise four factory units, one workshop, and three warehouses and it currently employs approximately 4,100 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of June 30, 2020. Additional information is available at www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of a second wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	March 31, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash	$17,754,673	$26,130,411
Accounts receivable, net	15,867,632	5,335,748
Inventories	18,077,080	22,633,772
Prepaid expenses and other current assets	2,239,343	2,761,877
Advance to suppliers, net	3,168,395	2,116,367
Total Current Assets	57,107,123	58,978,175

Restricted cash	786,298	786,298
Long-term deposits	329,697	253,414
Deferred tax assets, net	139,895	139,895
Property, plant and equipment, net	5,927,631	6,174,164
Right of use assets	1,083,809	1,147,090
Total Assets	$65,374,453	$67,479,036

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$-	$235
Accounts payable	3,764,543	6,376,320
Accrued expenses	2,127,629	2,245,402
Income tax payable- current	1,282,329	1,088,497
Other payables	1,088,461	929,783
Operating lease liabilities - current	187,909	210,081
Total Current Liabilities	8,450,871	10,850,318

Operating lease liabilities - non-current	655,598	649,935
Income tax payable - non-current	1,227,632	1,227,632
Total Liabilities	10,334,101	12,727,885

Commitments and Contingencies (See Note 15)

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,325,000 shares issued and outstanding	11,325	11,325
Additional paid-in capital	15,277,176	15,235,025
Statutory reserve	212,739	212,739
Retained earnings	39,244,786	38,997,177
Accumulated other comprehensive loss	(8,877)	(8,324)
Total Jerash Holdings (US), Inc.’s Stockholder’s Equity	54,737,149	54,447,942

Non-controlling interest	303,203	303,209
Total Equity	55,040,352	54,751,151

Total Liabilities and Equity	$65,374,453	$67,479,036

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended June 30,
	2020	2019

Revenue, net	$18,706,755	$22,527,325
Cost of goods sold	15,655,185	18,014,622
Gross Profit	3,051,570	4,512,703

Selling, general and administrative expenses	1,850,827	2,623,682
Stock-based compensation expenses	42,151	-
Total Operating Expenses	1,892,978	2,623,682

Income from Operations	1,158,592	1,889,021

Other Expense:
Other expense, net	2,739	4,533
Total other expense, net	2,739	4,533

Net income before provision for income taxes	1,155,853	1,884,488

Income tax expense	342,000	335,000

Net Income	813,853	1,549,488

Net loss attributable to non-controlling interest	6	-
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$813,859	$1,549,488

Net Income	$813,853	$1,549,488
Other Comprehensive (Loss) Income:
Foreign currency translation (loss) gain	(553)	811
Total Comprehensive (Loss) Income	813,300	1,550,299
Comprehensive loss attributable to non-controlling interest	-	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$813,300	$1,550,299

Earnings Per Share Attributable to Common Stockholders:
Basic	$0.07	$0.14
Diluted	$0.07	$0.14

Weighted Average Number of Shares
Basic	11,325,000	11,325,000
Diluted	11,330,210	11,472,363

Dividend per share	$0.05	$0.05

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